Exhibit 99.1

Jack in the Box Inc. to Present at the Morgan Stanley 2009 Retail Field Trip

SAN DIEGO--(BUSINESS WIRE)--March 24, 2009--Jack in the Box Inc. (NASDAQ: JACK) today announced that it will participate in the Morgan Stanley 2009 Retail Field Trip in Paradise Valley, Ariz., on Tuesday, March 31, 2009. The company’s management will host a visit to a Jack in the Box® restaurant and make a presentation on that day at 4:30 p.m. MST. A simulcast of the presentation will be available on the Investors section of the company’s website at http://investors.jackinthebox.com. The webcast will be available for replay using that same link for three weeks following the presentation.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,170 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 470 restaurants in 42 states and the District of Columbia. The company also operates a proprietary chain of 61 convenience stores called Quick Stuff®, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. The company has announced plans to sell its Quick Stuff brand. For more information, visit www.jackinthebox.com.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291